Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-54006 and 333-221901 on Form S-3 and Registration Statement Nos. 333-100842, 333-109962, 333-146768, 333-169568, 333-206750, 333-221862, 333-227580 and 333-248591 on Form S-8 of our report dated June 16, 2022, relating to the financial statements of Daktronics, Inc. and subsidiaries and the effectiveness of Daktronics, Inc. and its subsidiaries’ internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended April 30, 2022.

/s/ Deloitte & Touche LLP

Minneapolis, MN
June 16, 2022